Exhibit (d)(4)

salesforce.com, inc.

The Landmark @ One Market

San Francisco, CA 94105

May 15, 2013

ExactTarget, Inc.

20 North Meridian Street

Indianapolis, IN 46204

Re:  Amendment to Confidentiality Agreement Dated November 5, 2012

Ladies and Gentlemen:

Reference is made to that certain Confidentiality Agreement, dated November 5, 2012 (the “Agreement”), by and between salesforce.com, inc. (“salesforce”) and ExactTarget, Inc. (the “Company”). All capitalized terms that are used but not defined in this amendment to the Agreement (this “Amendment”) shall have the respective meanings ascribed thereto in the Agreement.

In contemplation of additional discussions regarding the Proposed Transaction and the disclosure of additional confidential information in connection with the Proposed Transaction, the Company has requested certain additional agreements from salesforce as set forth herein. In furtherance of the Proposed Transaction, salesforce agrees to the terms and conditions set forth herein. Unless otherwise expressly set forth herein, the Agreement shall remain in full force and effect without amendment or modification thereof, and this Amendment shall be governed by the terms and conditions thereof in all other respects. In addition, the parties hereto agree that this Amendment and the terms and conditions hereof shall be deemed to be “Proprietary Information” within the meaning of the Agreement.

(1)        Standstill Restrictions.

(a)         For a period commencing on the date of this Amendment and expiring on the earlier to occur of (x) the first (1st) anniversary of the date of this Amendment and (y) the termination of the restrictions set forth in this paragraph 1(a) pursuant to paragraph 1(b) (the “Standstill Period”), neither salesforce nor any of its directors, officers, employees, agents, advisors, representatives, investment bankers and affiliates (including, without limitation, attorneys, accountants, consultants and any representatives of such advisors) (collectively, “Representatives”) acting on behalf of salesforce shall in any manner directly or indirectly:

(i) effect or participate in, publicly offer or publicly propose to effect or participate in, or publicly announce any intention to effect or participate in, or in any way assist or encourage any other person to effect or participate in or publicly offer or publicly propose to effect or participate in, (A) any acquisition of any securities (or beneficial ownership thereof) or assets of the Company or any of its affiliates, including rights or options to acquire such ownership or any other securities, rights or interests, including without limitation, options, swaps, derivatives or convertibles or other similar instruments, whether real or synthetic, that gives salesforce or any of its affiliates the right to vote or to direct the voting of any securities of the Company or otherwise conveys the economic interest of beneficial ownership of any securities of the Company; (B) any tender or exchange offer, merger or other business combination involving the Company or any of its affiliates; (C) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company or any of its affiliates; or (D) any “solicitation” of “proxies” (as such terms are defined in Rule 14a-1 of Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), disregarding clause (iv) of Rule 14a-1(1)(2) and including any otherwise exempt solicitation pursuant to Rule 14a-2(b)) or consents to vote any voting securities of the Company or any of its affiliates;

(ii) form, join or in any way participate in a “group” (as defined in Section 13(d)(3) of the Exchange Act and the rules and regulations thereunder) with respect to any voting securities of the Company or any of its affiliates or otherwise act in concert with any person in respect of any such securities;

(iii)  except as provided in this Amendment, including paragraph 1(c), otherwise act, alone or in concert with others, to seek to control, advise, change or influence the management, Board of Directors, governing instruments, shareholders, policies or affairs of the Company or any of its affiliates; or

 (iv) enter into any discussions or arrangements with any third party with respect to any of the foregoing other than saleforce’s Representatives and potential financing sources.

(b)        Notwithstanding the foregoing, the restrictions set forth in paragraph (1)(a) of this Amendment shall automatically terminate, without any action on the part of the Company or salesforce or any other person, in the event that at any time after the date hereof:

(i)        the Company shall have entered into a definitive agreement with respect to (A) a tender or exchange offer, merger, consolidation, recapitalization, liquidation or other transaction pursuant to which the stockholders of the Company immediately prior to the consummation of such transaction would (as a group) hold less than 50% of all classes of capital stock, and/or less than 50% of all classes of voting securities, of the surviving or resulting entity in such transaction (or its ultimate parent) immediately after the consummation of such transaction, or (B) a sale of all or substantially all of the assets of the Company and its subsidiaries on a consolidated basis (measured at the lesser of book or market value at the time of such transaction); or

(ii)       there shall have been commenced (whether or not subsequently expired or withdrawn) a tender or exchange offer to acquire 50% or more of any class of equity or other voting securities of the Company, and in the Schedule 14D-9 filed by the Company in respect of such tender or exchange offer (or any amendment thereof) the board of directors of the Company shall have either (A) recommended that the holders of such equity or other voting securities accept such tender or exchange offer, or (B) taken no position in respect of such tender or exchange offer (other than in a “stop, look and listen” communication contemplated by Section 14d-1 of Regulation 14A under the Exchange Act).

(c)        The Company understands, acknowledges and hereby expressly agrees that neither the restrictions set forth in paragraph 1(a) shall, nor any other term or provision of the Agreement or this Amendment, shall prevent salesforce or any of its Representatives from confidentially submitting, delivering or otherwise conveying to the Company or any of its Representatives any offer, proposal or indication of interest regarding the Proposed Transaction or any other transaction, whether during the Standstill Period or at any time after the expiration of the Standstill Period.

(d)        The Company understands, acknowledges and hereby expressly agrees that the foregoing terms and provisions set forth in this Section 1 are the sole and exclusive contractual rights of the Company to prevent salesforce from taking any of the actions specified in this Section 1, and that no other term or provision of the Agreement or this Amendment (individually or in the aggregate) is intended by the parties to prohibit or otherwise prevent, shall be interpreted by any court or other judicial, governmental or administrative authority as an agreement between the parties that prohibits or otherwise prevents, or that applies in any manner whatsoever to prohibit or otherwise prevent, salesforce or any of its affiliates from taking any of the actions specified in this Section 1, whether during the Standstill Period, at any time after the expiration of the Standstill Period or at any time after the termination of the restrictions set forth in this Section 1.

(e)        salesforce will be responsible for any breach of this Section 1 by any of its Representatives acting on behalf of salesforce.

(2)        Financing Arrangements.

(a)        During the Standstill Period, neither salesforce nor any of its Representatives acting on its behalf shall enter into any agreement, arrangement or any other understanding, whether written or oral, with any potential financing source or sources that expressly limits, restricts or restrains the right of such financing source or sources to provide financing to any other party in any other transaction involving the Company. salesforce represents that it has not entered into such an agreement, arrangement or understanding prior to the date hereof. salesforce will be responsible for any breach of this Section 2 by any of its Representatives acting on behalf of salesforce.

(b)        During the Standstill Period, without the prior consent of the Company (which will not be unreasonably withheld), salesforce will not disclose to any potential financing sources for the Proposed Transaction (other than Bank of America Merrill Lynch) either the name of the Company or any other information that would reasonably be expected to enable any such financing source to identify the Company as the counter-party to the Proposed Transaction.

(3)        Non-Solicitation of Certain Employees.  For a period commencing on the date of this Amendment and expiring on the first (1st) anniversary of the date of this Amendment, neither salesforce nor any of its controlled affiliates will solicit for employment any person employed by the Company or any of its affiliates as a Director or in a more senior position and about whom salesforce receives material confidential information (including without limitation, to the extent material, individual or group related performance information) as part of its evaluation of the Proposed Transaction; provided, however, that the foregoing restriction will not prevent salesforce from (a) publishing advertisements in written periodicals (including newspapers, trade publications or classified advertisements) or on-line job listings or postings regarding general, specific or targeted employment opportunities with salesforce or any of its affiliates so long as such advertisements are not specifically directed to any of the foregoing persons, or from employing any such person who contacts salesforce or any of its affiliates in response to any of the foregoing, or (b) retaining and deploying recruiting firms and individuals to identify, seek and solicit prospective employees on behalf of salesforce so long as such recruiting firms and individuals are not directed, orally or in writing, to solicit the employment of any of the foregoing persons, or from employing any such person who responds to any recruiting efforts of the foregoing.

(4)        Choice of Law; Venue for Dispute Resolution.  Notwithstanding anything in the Agreement to the contrary, this Amendment and all disputes or controversies arising out of or related to this Amendment shall be governed by and construed in accordance with the internal laws of the State of Delaware, without reference to its conflicts of law principles. Each party irrevocably agrees that any legal action or proceeding arising out of or relating to this Amendment brought by the other party or its successors or assigns shall be brought and determined in the Delaware Court of Chancery (or, if such court lacks subject matter jurisdiction, in any appropriate Delaware state or federal court in the State of Delaware), and each party hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Amendment.

Please confirm your agreement with the foregoing by signing and returning to the undersigned a copy of this Amendment.

salesforce.com, inc.

By:	/s/ Burke Norton

Name:	BURKE NORTON

Title:	CHIEF LEGAL OFFICER

AGREED AND ACCEPTED as of date first above written
EXACTTARGET, INC.

By:	/s/ Scott Dorsey

Name:	SCOTT DORSEY

Title:	CEO